Exhibit 99.1

IEH Corporation Announces Fiscal 2018 Annual Results

BROOKLYN, N.Y., July 9, 2018 - IEH Corporation (OTC: IEHC) today announced results for the fiscal year ended March 30, 2018.

IEH Corporation reported revenues of $23.47 million for the fiscal year 2018, an increase of 16.6% as compared to revenues of $20.13 million for the fiscal year 2017.  Gross profit margin for the year was 37% as compared to 35% for the prior year.  Selling and administrative expenses increased on a dollar basis to $4 million but decreased as a percentage of sales to 17%, as compared to $3.75 million or 18.7% of sales in fiscal 2017. The Company reported net income of $2.56 million for fiscal 2018, or $1.11 per share, compared to net income of $1.47 million, or $.64 per share, in fiscal 2017.  These represent increases of 74% and 73%, respectively.

Dave Offerman, President and CEO of IEH Corporation commented, “We’re extremely pleased to have delivered strong 2018 results, characterized by meaningful revenue growth, gross margin improvement and a considerable increase in our Net Income.  This continues a trend of year-over-year top and bottom-line growth, all while maintaining inventory levels as a percentage of revenue and improving our cash on hand.  Our sales backlog continues to grow as a direct result of our ability to generate new program activity from existing customers and to attract new customers, both domestically and overseas.”

“Our success can be attributed to our sales team’s ability to target the right customers and applications for our high-performance connectors and interconnect solutions.  We continue to be challenged by rising labor costs, but our production and engineering staff remain focused on cost efficiencies that will maintain our margins and allow us to continue offering high-performance products at competitive prices for our customers’ demanding environments.  We are energized by our recent performance and optimistic about fiscal 2019, given the opportunities presented by our robust and growing sales backlog.”

About IEH Corporation

For over 77 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications.  With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments.  The company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast.  The company was founded in 1941 and is based in Brooklyn, New York.

Dave Offerman

ph: 718-492-9698

fx: 718-492-9898

dave@iehcorp.com

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